THE SEAGRAM COMPANY LTD.
                      STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purpose. The Seagram Company Ltd. Stock Plan for Non-Employee Directors (the "Plan") is intended to enhance the Company's ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company.

     2. Definitions. As used in the Plan, the following terms have the respective meanings:

          (a) "Act" means the United States Securities Exchange Act of 1934, as amended.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Committee" means the Human Resources Committee of the Company's Board of Directors, or such other persons designated by the Company's Board of Directors.

          (d) "Common Share" means a common share without nominal or par value of The Seagram Company Ltd.

          (e) "Common Share Award" means an award of Common Shares under the Plan.

          (f)  "Company" means The Seagram Company Ltd.

          (g) "Deferred Share Unit" means a bookkeeping entry, equivalent in value to a Common Share, credited in accordance with an election made by an Eligible Director pursuant to Section 5 or Section 6.

          (h) "Election Date" means the date on which an Eligible Director files an election with the Secretary of the Company pursuant to Section 5(a).

          (i) "Eligible Director" means any director who is neither an employee nor an officer of the Company or any subsidiary of the Company on the applicable Election Date.

          (j) "Fair Market Value" means the mean between high and low prices of the Common Shares as reported on the composite tape for securities traded on the New York Stock Exchange (or, if such exchange is not open on such date, the immediately preceding date on which such exchange is open), or, if the Common Shares are not so listed or traded, the mean between the high and low prices of the Common Shares as reported on the principal Canadian securities exchange on which such shares are listed or admitted to trading (or, if such exchange is not open on such date, the immediately preceding date on which such exchange is open) or, if the Common Shares are not so listed or traded, the mean between the high and low prices of the Common Shares as reported on the principal United States national securities exchange on which such shares are listed or admitted to trading
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     (or, if such exchange is not open on such date, the immediately preceding date on which such exchange is open), or, if the Common Shares are not so listed or traded, the mean between the closing bid price and the closing asked price as quoted on the National Association of Securities Dealers Automated Quotation System, or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to the Common Shares, the Fair Market Value shall be the value established by the Committee in good faith.

          (k) "Plan" means The Seagram Company Ltd. Stock Plan for Non-Employee Directors.

          (l) "Purchase Date" means the date on which Common Shares are purchased pursuant to Section 5(b) in order to pay Common Share Awards (or, if the Eligible Director has elected to receive Deferred Share Units, the date on which Common Shares would have been provided had the Eligible Director chosen to receive Common Share Awards), which shall be, unless otherwise determined by the Committee, the later of the third business day following the release of the Company's second quarter results for the Company fiscal year in which the Eligible Director's annual term commenced or the third business day following the first release of the Company's quarterly results that occurs after the Eligible Director's annual term commenced.

     3.  Effective Date.  The Plan shall be effective as of November 1, 1996.

     4. Administration. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two "non-employee directors" within the meaning of Rule 16b-3 under the Act. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

     5. Payment and Deferral of Annual Retainer. Each Eligible Director shall receive at least 50% of his or her annual retainer in the form of either Common Share Awards or Deferred Share Units but may elect, subject to such approvals and conditions as the Committee may impose, to receive 100% of the annual retainer in such form.

          a. Method of Electing. In order to elect either such form of payment, the Eligible Director must complete and deliver to the Secretary of the Company a written election, not later than 30 days after the date on which his or her annual term as a director commenced, designating the portion of his or her annual retainer for that year of service as a director that is to be paid in Common Shares and the portion that is to be deferred into Deferred Share Units. If no election is made, and no prior election remains effective, the Eligible Director shall be deemed to have elected to be paid the annual retainer 50% in Common Share Awards and 50% in cash.
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          b.  Common Share Awards.  If an Eligible Director elects to receive all or a portion of his or her annual retainer in the form of Common Share Awards, the Company shall transfer in cash, net of any applicable withholdings, the amount which the Eligible Director has elected be paid in Common Shares to a trust or custodial account, the trustee or custodian of which (the "Trustee") shall, on the Purchase Date, use such cash to purchase Common Shares on a securities exchange on which the Common Shares are listed or traded. Each Eligible Director shall be allocated a number of Common Shares equal to the cash amount that he or she has elected to receive in the form of Common Shares, divided by the average cost per share of the Common Shares purchased by the Trustee pursuant to this paragraph (the "Average Cost"). Following the Trustee's purchase of the Common Shares the Trustee shall distribute the Common Shares to the Eligible Directors within ten days after such purchase or on such other date as is selected by the Eligible Director. Any fractional shares shall be paid in cash.

          c. Deferred Share Units. If an Eligible Director elects to receive all or a portion of his or her annual retainer in the form of Deferred Share Units, such Eligible Director will have Deferred Share Units credited to an account maintained for the Eligible Director on the books of the Company, as of the Purchase Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited shall be determined by dividing the amount of annual retainer to be deferred into Deferred Share Units by the Average Cost, or if Average Cost has not been established, by the Fair Market Value.

     Deferred Share Units shall be credited with dividend equivalents when dividends are paid on Common Shares and such dividend equivalents shall be converted into additional Deferred Share Units based on the Fair Market Value of Common Shares on the date credited.

     6. Payment and Deferral of Meeting and Chairmanship Fees. The Committee may at its discretion make available to an Eligible Director the ability to elect to receive his or her fees otherwise payable for (a) attending Board (or committee) meetings; and/or (b) serving as Chair of a Board committee, in the form of Deferred Share Units. Any such election shall be subject to such approvals and conditions as the Committee may impose, including appropriate adjustments to the Purchase Date to reflect the fact that such fees are payable periodically during a year (as opposed to once annually for the annual retainer).

     7. Adjustments and Reorganizations. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the Plan. In the event the Company is not the surviving company of a merger, consolidation or amalgamation with another company or in the event of a liquidation, reorganization and in the absence of any surviving corporation's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate settlements of Deferred Share Units.

     8. Termination of Board Service. No sooner than the first business day of the calendar year following termination of Board service by an Eligible
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Director to whom Deferred Share Units have been granted under the Plan, the
Eligible Director will receive a lump sum payment, net of any applicable withholdings, (a) in cash equal to the number of Deferred Share Units credited to his or her account as of such date multiplied by the Fair Market Value of a Common Share on that day; or (b) in Common Shares equal in number to the Deferred Share Units credited to the Eligible Director's account. If the payment is to be made in Common Shares, the Company shall contribute to the Trustee an amount of cash sufficient to purchase the number of Common Shares to which the Eligible Director is entitled and the Trustee shall, as soon as practicable thereafter, purchase those Common Shares on a securities exchange on which the Common Shares are listed or traded. Any fractional shares shall be paid in cash based on the Fair Market Value of a Common Share.

     9. Transferability of Awards. Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

     10. No Right to Service. Neither participation in the Plan nor any action under the Plan shall be construed to give any Eligible Director a right to be retained in the service of the Company.

     11. Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

     12. Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and an Eligible Director, including without limitation, the estate of such Eligible Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Director's creditors.

     13. Plan Amendment. The Board may amend the Plan as it deems necessary or appropriate.

     14. Plan Termination. The Board may terminate the Plan at any time. However, if so terminated, prior awards shall, at the discretion of the Board, either (a) become immediately payable, or (b) remain outstanding and in effect in accordance with their applicable terms and conditions.

     15. Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.